As filed with the Securities and Exchange Commission on December 6, 1996
                                                      Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ______________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ENGINEERING ANIMATION, INC.
             (Exact name of registrant as specified in its charter)

                Delaware                                  7371                      42-1323712
      (State or other jurisdiction            (Primary Standard Industrial       (I.R.S. Employer
    of incorporation or organization)          Classification Code Number)      Identification No.)

                              2321 North Loop Drive
                               Ames, Iowa  50010
                           Telephone:  (515) 296-9908
     (Address, including zip code, telephone number, including area code, of registrant's principal executive offices)

                   AMENDED AND RESTATED 1994 STOCK OPTION PLAN
                   1995 EXECUTIVE BONUS AND STOCK OPTION PLAN
                       NON-EMPLOYEE DIRECTORS OPTION PLAN
                         ORIGINAL DIRECTORS OPTION PLAN
                            (Full title of the plans)

                                Matthew M. Rizai
                      President and Chief Executive Officer
                              2321 North Loop Drive
                                Ames, Iowa  50010
                            Telephone: (515) 296-9908
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
           Jamie A. Wade, Esq.                    George C. McKann, Esq.
       Engineering Animation, Inc.              Gardner, Carton & Douglas
          2321 North Loop Drive             321 North Clark Street, Suite 3200
            Ames, Iowa  50010                    Chicago, Illinois  60610

                                                   CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               Proposed Maximum
           Title of Securities                    Amount to be         Proposed Maximum        Aggregate Offering      Amount of
            to be Registered                    Registered (1)    Offering Price Per Share           Price          Registration Fee
           -------------------                  --------------    ------------------------     ------------------   ----------------
Common Stock, (par value $.01 per share)

   -Reserved under Amended and Restated 1994
   Stock Option Plan (2)                              426,300               $23.50                 $10,018,050           $3,035.77

   -Outstanding under Amended and Restated
   1994 Stock Option Plan (3)                         573,000                $9.60                  $5,500,800           $1,666.91

   -Outstanding under 1995 Executive Bonus and
   Stock Option Plan (4)                              147,500                $8.32                  $1,226,000             $371.52

   -Reserved under Non-Employee Directors
   Option Plan (2)                                    250,000               $23.50                  $5,875,000           $1,780.30

   -Outstanding under Original Directors
   Option Plan (5)                                     11,808               $ 0.005                 $       59           $    0.02

          TOTAL                                     1,408,688                                      $22,619,909            $6,854.52
------------------------------------------------------------------------------------------------------------------------------------

(1) Together with an indeterminable number of additional shares in order to adjust the number of shares reserved for issuance pursuant to the plans as the result of a stock split, stock dividend or similar transaction affecting the common stock, pursuant to 17 C.F.R. Section 230.416.

(2) Estimated in accordance with Rule 457(c) and (h)(1), the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based upon the average of the high and low prices reported on the NASDAQ National Market on December 2, 1996 with respect to 426,300 shares available for grant under the Amended and Restated 1994 Stock Option Plan and 250,000 shares available for grant under the Non-Employee Directors Option Plan.

(3) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $9.60 per share for outstanding options to purchase a total of 573,000 shares of Common Stock.

(4) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $8.32 per share for outstanding options to purchase a total of 147,500 shares of Common Stock.

(5) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $0.005 per share for outstanding options to purchase a total of 11,808 shares of Common Stock.

                                ENGINEERING ANIMATION, INC.

            Cross Reference Sheet Pursuant to Regulation S-K, Item 501(b)

  Form S-3 Item Number and Caption                     Location in Prospectus
  --------------------------------                     ----------------------
1.  Forepart of Registration Statement and
      Outside Front Cover   . . . . . . . . . . . . .  Outside Front Cover

2.  Inside Front and Outside Back Cover Pages
      of Prospectus   . . . . . . . . . . . . . . . .  Inside Front and Outside Back Cover Page

3.  Summary Information, Risk Factors and Ratio
      of Earnings to Fixed Charges  . . . . . . . . .  Risk Factors

4.  Use of Proceeds . . . . . . . . . . . . . . . . .  Use of Proceeds

5.  Determination of Offering Price . . . . . . . . .  *

6.  Dilution  . . . . . . . . . . . . . . . . . . . .  *

7.  Selling Security Holders  . . . . . . . . . . . .  Selling Stockholders

8.  Plan of Distribution  . . . . . . . . . . . . . .  Front Cover Page; Plan of Distribution

9.  Description of Securities to be Registered  . . .  *

10. Interests of Named Experts and Counsel  . . . . .  *

11. Material Changes  . . . . . . . . . . . . . . . .  *

12. Incorporation of Certain Information
     by Reference . . . . . . . . . . . . . . . . . .  Incorporation of Certain Documents by Reference

13. Disclosure of Commission Position of
     Indemnification  . . . . . . . . . . . . . . . .  *

_________________________________________
   * Not applicable or answer is in the negative.

                                   PROSPECTUS

                           ENGINEERING ANIMATION, INC.

                         279,493 SHARES OF COMMON STOCK

                           (par value $.01 per share)

     This Prospectus may be used by certain persons (the "Selling Stockholders") who may be deemed to be affiliates of Engineering Animation, Inc., a Delaware corporation (the "Company" or "EAI"), to sell shares of Common Stock, $.01 par value per share, of the Company (the "Common Stock"), which have been acquired or will be acquired by the Selling Stockholders pursuant to the exercise of all or any portion of certain stock options granted pursuant to the Company's Amended and Restated Stock Option Plan ("Option Plan"), Non-Employee Directors Option Plan ("Director Plan"), 1995 Executive Bonus and Option Plan ("Bonus Plan") and Original Directors Option Plan (the "Original Directors Plan") (the Option Plan, Director Plan,
Bonus Plan and Original Directors Plan are referred to together as the "Plans"). It is anticipated that the Selling Stockholders will offer shares of Common Stock for sale at prevailing prices on the Nasdaq National Market ("Nasdaq") on the date of sale. All proceeds from any sale of such shares of Common Stock will inure to the benefit of the Selling Stockholders. The Company will receive none of the proceeds from the sale of the shares of Common Stock which may be offered hereby, but may receive funds upon the exercise of stock options pursuant to which the Selling Stockholders will acquire the shares of Common Stock covered by this Prospectus, which funds, if any, will be used by the Company for working capital. All expenses of the registration incurred in connection herewith are being borne by the Company, but all selling and other expenses incurred by individual Selling Stockholders will be borne by such Selling Stockholders.

     The Common Stock is listed and traded on Nasdaq under the symbol EAII. On December 2, 1996, the last reported sale price was $23.50 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
PASSED UPON THE ACCURACY OR THE ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is December 6, 1996.

     No person has been authorized to give any information or make any representations not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.

     No action has been or will be taken in any jurisdiction by the Company or the Selling Stockholder that would permit a public offering of the Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company and the Selling Stockholder to inform themselves about and to observe any restrictions as to the offering of the Common Stock and the distribution of this Prospectus.

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to such Registration Statement, including the exhibits and schedules thereto, a copy of which may be obtained from the Securities and Exchange Commission. The statements contained in this Prospectus as to the contents of any document filed as an exhibit are of necessity brief descriptions thereof and are not necessarily complete; each such statement is qualified in its entirety by reference to such document. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York, and Chicago, Illinois, at prescribed rates. In addition, electronically filed documents, including reports, proxy and information statements and other information regarding the Company, can be obtained from the SEC's Web site at: http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference, except as superseded or modified herein:

          1. The Company's Prospectus, filed on or about February 28, 1996 pursuant to Rule 424(b) promulgated under the Securities Act;

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and

          3. The description of the shares of the Company's Common Stock, $.01 par value per share, contained in the Company's Registration Statement on
     Form 8-A (Registration   No. 2-7670), filed with the Commission on January
     31, 1996 registering such shares pursuant to Section 12 of the Exchange Act including any amendment or report updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of Common Stock shall be deemed to be incorporated in and made a part of this Prospectus by reference from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent of a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Upon oral or written request, the Company will provide without charge a copy of any document incorporated in this Prospectus by reference, exclusive of exhibits (unless such exhibits are specifically incorporated by reference into such documents), to each person, including any beneficial owner, to whom this Prospectus is delivered. Requests for such documents should be directed to Engineering Animation, Inc., 2321 North Loop Drive, Ames, Iowa 50010, Attention:
Corporate Secretary (telephone 515/296-9908).

                                   THE COMPANY

     EAI develops, produces and sells three dimensional ("3D") animation products that address visualization, animation and graphic needs of its customers in commercial markets. EAI uses its proprietary 3D animation technology and extensive library of computer generated animation assets to serve customers that demand realistic, high quality 3D animation at a reasonable price within a short time frame. As computing power for 3D capabilities continues to rise and the cost of this technology continues to decline, the Company believes 3D animation will become increasingly important as a means to educate and communicate.

     The Company was incorporated in 1988 in Iowa and, in December 1995, reincorporated in Delaware. The Company maintains its executive offices at 2321 North Loop Drive, Ames, Iowa 50010. The Company's telephone number is (515) 296-9908; its Internet e-mail address is EAII@eai.com; and its World Wide Web home site is at http://www.eai.com. Information contained in the Company's World Wide Web home site shall not be deemed to be a part of this Prospectus.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following should be considered carefully by prospective investors in evaluating the Company and its business before purchasing shares of Common Stock offered hereby.

VARIABILITY OF OPERATING RESULTS

     The Company has experienced and expects to continue to experience fluctuations in its quarterly results. The Company's revenues are affected by a number of factors, including the timing of the introduction of new interactive software products and animation software tools by the Company and its competitors, seasonality of certain customer purchases of interactive software products, products mix, general economic conditions and the Company's ability to obtain agreements from publishers and distributors to market the Company's interactive software products. The Company's operating results also will vary significantly depending on changes in pricing, changes in customer budgets and the volume and timing of orders received during the quarter, which are difficult to forecast. EAI's interactive software products may experience some effect of seasonality created by the academic school year. As a result of the foregoing and other factors, the Company may experience material fluctuation in future revenues and operating results on a quarterly or annual basis. Therefore, the Company believes that period to period comparisons of its revenues and operation results are not necessarily meaningful and should not be relied upon as indicators of future performance.

TECHNOLOGICAL CHANGE

     The Company's success depends on its ability to develop and sell new products, port its animation software tools to new platforms and continue to produce high quality computer animations in a timely and cost effective manner. In addition, the Company must continually anticipate, and adapt its products to, emerging computer technologies and capabilities, such as enhanced sound, music, video and speech generation. The life cycles of the Company's products are difficult to estimate because the markets that the Company targets are in the early stages of development and because of uncertainties arising from the effect of future product enhancements, future developments in hardware and software technology and future competition. If the Company's products become outdated and lose market share or if new products or existing product upgrades are not introduced when demanded by the market or are not accepted by the market, the Company's revenues and operating results could be materially adversely affected. There is no assurance that the Company will be able to introduce new products on a timely basis or that such new products will be accepted in the market.

DEPENDENCE ON EMERGING MARKETS

     The markets for animation software tools, interactive multimedia software titles and other Company products are emerging and dependent on a number of variables, including consumer preferences, the rate of adoption of new technology, shipments of multimedia personal computers and the installed base of multimedia personal computers. There can be no assurance that these markets will continue to grow. There can be no assurance that the Company's products will be accepted by their respective markets or that the Company will be able to respond effectively to the evolving requirements of those markets.

DEPENDENCE ON EMERGING MARKET FOR ANIMATION SOFTWARE TOOLS

     The market for animation software tools in the design automation software market is emerging and dependent on a number of variables, including customer preferences and the rate of adoption of new technology. There can be no assurance that this market will continue to grow or that the Company's animation software tools will be accepted by the market. The Company's growth is dependent in part on significant demand for its animation software tools.

RELIANCE ON THIRD PARTIES TO MARKET AND DISTRIBUTE INTERACTIVE SOFTWARE PRODUCTS

     EAI's strategy has been to rely upon third parties to market and distribute its interactive software titles. EAI does not have an exclusive relationship with any of the current distributors of its interactive software titles. EAI's relationships with such distributors have involved contracts that address a single product or title for a specific market area and do not constitute continuing marketing and distribution agreements. In addition, the Company frequently receives development funding and commences work on a project before a written contract is executed. There can be no assurance that EAI's relationships with such publisher will continue or that the Company will be able to find other means to market and distribute its interactive software products. Failure to continue such relationships, establish new relationships or develop independent means of marketing and distributing interactive software products could have a material adverse effect on the Company's' revenues and operating results.

COMPETITION

     EAI expects significant competition in each of its three product lines:

INTERACTIVE  SOFTWARE PRODUCTS

     The interactive software publishing industry is intensely competitive. The Company's sales to academic and consumer markets may be adversely affected by the increasing number of competitive products. EAI's interactive software products will compete directly against educational software products on anatomy, health and medical topics and, to a lesser extent, against traditional print textbooks on anatomy and medicine. EAI's competitors in this area include a large number of companies, some of which have substantially greater financial, technical, marketing and other resources than EAI, such as Broderbund Software Inc., SoftKey International Inc., Sierra On-Line, Inc. and Davidson & Associates. Moreover, large corporations, such as Disney and Microsoft Corporation ("Microsoft"), which have substantial bases of intellectual property content and substantial financial resources, have entered or announced their intention to enter the market for consumer software.

ANIMATION SOFTWARE TOOLS

     Large computer companies or companies competing in the CAID/CAD/CAE/CAM market could offer products with the same or similar functionality as offered by the Company's animation software tools. Such companies, some of which have substantially greater financial and other resources than EAI, include IBM, Parametric Technology Corp. ("Parametric Technology"), Silicon Graphics, Inc. ("SGI") and Autodesk Inc.

Although the Company believes it has a technological advantage over potential competitors in these markets, maintaining its advantage will require continuing investment by the Company in research and development and sales and marketing. There can be no assurance that the Company will have sufficient resources to make such investments or that such investments will be successful.

     While the Company believes that many publishers of computer graphics imaging and animation software target the entertainment market, these entertainment oriented firms could shift their efforts to commercial markets in which EAI's animation software tools compete. These entertainment oriented software publishers, some of which have substantially greater financial, technical, marketing and other resources than EAI, including Microsoft (which acquired SoftImage, Inc.), SGI (which acquired Wavefront Technologies, Inc. and Alias Research, Inc.) and Pixar. Other large companies expected to introduce animation tools include Autodesk Inc. and Macromedia, Inc.

CUSTOM ANIMATION PRODUCTS

     While the Company believes that most special effects firms target the entertainment and advertising markets, these firms could refocus their efforts on the commercial markets in which EAI's custom animation products compete. These special effects firms, some of which have substantially greater financial, technical, marketing and other resources than EAI, include Pixar, Dreamworks SKG, Industrial Light and Magic (a division of Lucasfilm Limited) and Digital Domain. In addition, a large number of small companies provide custom animation to commercial markets as a complement to their primary business of studio film production, engineering consulting and communications consulting. In 1995, approximately 62% of the Company's net revenues were derived from sales of custom animation products.

PROTECTION OF PROPRIETARY RIGHTS

     The Company's success and ability to compete is dependent in part upon its extensive proprietary technology and databases. The Company relies primarily on a combination of copyright, trademark and trade secret laws, employee and third party non-disclosure and non-competition agreements and other methods to protect its proprietary rights. There can be no assurance that these measures will prevent the Company's competitors from obtaining or using the Company's proprietary technology and databases. Certain of the Company's products include mechanisms intended to prevent or inhibit unauthorized copying. In addition, the Company packages its animation software tools with license agreements, which prohibit unauthorized copying of such products. Unauthorized copying does, however, occur in the software industry, and if a significant amount of unauthorized copying of the Company's products were to occur, the Company's revenues and operating results could be adversely affected. The laws of certain countries in which the Company's products are or may be distributed do not protect the Company's products and proprietary rights to the same extent as do the laws of the United States. Furthermore, as the number of software products in the industry increases and the functionality of these products further overlaps, software developers may increasingly become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products, or that any such assertion will not require the Company to enter into royalty arrangements or result in costly litigation.

DEPENDENCE ON KEY PERSONNEL

     The Company's future success depends in large part on the continued service of its key technical, marketing, sales and management personnel and on its ability to continue to attract, motivate and retain highly qualified employees. The Company's key employees may voluntarily terminate their employment with the Company at any time. Competition for such employees is intense and the process of locating key technical and management personnel with the combination of skills and attributes required to execute the Company's strategy can be lengthy. Accordingly, the loss of the services of key personnel could have a material adverse effect on the Company's revenues, operating results and financial condition. The Company maintains key person insurance covering certain of its executive officers. However, the amount of insurance may not be sufficient to offset the Company's loss of the services of any of its executive officers.

MANAGEMENT OF GROWTH

     The Company has experienced and may continue to experience rapid growth, which could place a significant strain on the Company's employees, operating procedures, financial resources and information systems. The Company plans to introduce a significant number of new products, increase its production capacity and development expenditures, expand its sales and marketing initiatives and hire additional employees. Such activities will require significant managerial expertise. If the Company is unable to manage its growth effectively, the Company's operating results and financial condition could be materially adversely affected.

RISK OF LIABILITY CLAIMS BY CUSTOMERS

     Although the Company has not experienced product liability claims by customers, the Company could experience such claims in the future. The Company has general liability insurance and insurance for errors and omissions in the content of its products. If a liability claim were to be made, there can be no assurance that the Company would be successful in defending against the claim or, if unsuccessful, that the amount of insurance coverage, if any, would be sufficient to pay the claim.

CONTROL BY MANAGEMENT STOCKHOLDERS

     As of the date of this Prospectus, the directors and executive officers of the Company beneficially own approximately 50.6% of the outstanding Common Stock. As a result, such persons have the ability to control the Company and direct its affairs and business. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company.

SHARE PRICE VOLATILITY

     The trading price of the Common Stock could be subject to wide fluctuations in response to quarter to quarter variations in operating results, changes in earnings estimates by analysts, announcements of technological innovations or new products by the Company or its competitors, general condition in the software and computer industries and other events or factors. In addition, in recent years the stock market in general, and the shares of technology companies in particular law experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

ANTI-TAKEOVER PROVISIONS

     The Company's Certificate of Incorporation and By-laws and Delaware law contain provisions that may have the effect of delaying, deferring or preventing a non-negotiated merger or other business combination involving the Company. These provisions are intended to encourage any person interested in acquiring the company to negotiate with and obtain the approval of the Board of Directors in connection with the transaction. Certain of these provisions may, however, discourage a future acquisition of the company not approved by the Board of Directors in which stockholders might receive a value for their shares that a substantial number or even a majority of the Company's stockholders might believe to be in their best interest. As a result, stockholders who desire to participate in such a transaction may not have the opportunity to do so. Such provisions could also discourage bids for the shares of Common Stock at a premium, as well as create a depressive effect on the market price of the shares of Common Stock. Such provisions include, among other things, a classified Board of Directors serving staggered three-year terms, the elimination of stockholder voting by consent, a provision providing that only a majority of the Board of Directors, the Chairman or the President can call a special meeting of stockholders, and a provision permitting removal of directors only for cause and only by the holders of at least 80% of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition to the Common Stock, the Company's Certificate of Incorporation authorizes the issuance of up to 20,000,000 shares of preferred stock. The Company has no current plans to issue any shares of preferred stock. However, because the rights and preferences for any series of preferred stock may be set by the Board of Directors in its sole discretion, the Company may issue preferred stock which has rights and preferences superior to the rights of holders of shares of the Common Stock and thus may adversely affect the rights of holders of shares of Common Stock. In addition, the Board of Directors intends to adopt a Stockholders Rights Plan that may have an anti-takeover effect and may discourage or prevent takeover attempts not first approved by the Board of Directors (including takeovers that certain stockholders may deemed to be in their best interests).

DIVIDENDS

     The Company has not paid any dividends and does not currently anticipate paying cash dividends in the future. There can be no assurance that the Company will ever pay cash dividends.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders, but may receive funds upon the exercise of stock options pursuant to which the Selling Stockholders will acquire shares of Common Stock covered by this Prospectus, which funds, if any, will be used by the Company for working capital.

                              SELLING STOCKHOLDERS

     The shares of Common Stock covered by this Prospectus are being registered for reoffers and resales by Selling Stockholders of the Company who may acquire such shares of Common Stock pursuant to the exercise of stock options granted under the Plans. The Selling Stockholders named on the following table may resell all, a portion, or none of the shares of Common Stock that they acquire pursuant to the exercise of stock options under the Plans.

     Key employees deemed to be "affiliates" of the Company who acquire registered Common Stock under the Plans may be added to the Selling Stockholders listed below from time to time, either by means of a post-effective amendment hereto or by use of a prospectus filed pursuant to Rule 424(c) under the Securities Act. An "affiliate" is defined in Rule 144 under Securities Act as a "person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company."

     The following table sets forth information with respect to the number of shares of Common Stock beneficially owned by each of the Selling Stockholders as of November 15, 1996. The address of each Selling Stockholder is c/o Engineering Animation, Inc., 2321 North Loop Drive, Ames, Iowa 50010, except as otherwise noted.

                                                                NUMBER OF SHARES
 NAME OF SELLING STOCKHOLDER AND          NUMBER OF SHARES        COVERED BY         SHARES BENEFICIALLY OWNED
 POSITION WITH THE COMPANY              BENEFICIALLY OWNED (1)  THIS PROSPECTUS        AFTER THE OFFERING (2)
 -------------------------              ----------------------  ---------------        ----------------------
                                                                                    NUMBER            PERCENTAGE
                                                                                    ------            ----------
 Matthew M. Rizai, Ph.D., Chairman,               781,278           76,000          705,278             14.78%
     Chief Executive Officer,
     President, Treasurer and
     Director (3)

                                                                 -8-

 Martin J. Vanderploeg, Ph.D.,                    781,278           76,000          705,278             14.78%
     Executive Vice President and
     Director (4)

 Jamie A. Wade, Vice President                     39,166           13,125           26,041                 *%
     Administration, General Counsel,
     Secretary and Director (5)

 Michael K. Jewell, Vice President of              43,500           10,400           33,100                 *%
     Finance and Chief Financial
     Officer (6)

 Jay E. Shannan, Ph.D., Vice                      242,816            8,250          234,566              4.99%
     President of Operations (7)

 Jeff D. Trom, Ph.D., Vice President              536,184            8,250          527,934             11.23%
     of Software Development (8)

 Michael J. Jablo, Vice President of               39,500           15,000           24,500                 *%
     Software Sales and Marketing (9)

 Michael Crow, Ph.D., Director (10)                58,132            1,800           56,332              1.20%

 Laurence J. Kirshbaum, Dierctor  (11)              3,000            1,500            1,500                 *%

 Terran Boylan, Director of Animation               3,111            1,100            2,011                 *%
     Technology (12)

 Michael Carter, Senior Software                    3,000            1,080            1,920                 *%
     Engineer (13)

 Patrick Cleary, Senior Litigation                  3,750            1,500            2,250                 *%
     Consultant (14)

 Carol Jacobson, Senior Director of                 9,166            3,000            6,166                 *%
     Business Development (15)

 Lori Lashaway, Director Business                   5,266            2,760            2,506                 *%
     Development (16)

 Katherine Lattie, Senior Project                   3,000            1,100            1,900                 *%
     Manager (17)

 Alan Lynch, Senior Project                         3,972            1,500            2,472                 *%
     Manager (18)

 James Lynch, Senior Research                       8,600            4,950            3,650                 *%
     Engineer (19)

 Afshin Mikaili, Senior Project                     5,572            1,300            4,272                 *%
     Manager  (20)

 Adrian Penn, Senior Project                        3,005            1,050            1,955                 *%
     Manager  (21)

 Peter Ratiu, Senior Project                        5,000            1,000            4,000                 *%
     Manager  (22)

 Mike Sellberg, Senior Project                      3,250            1,300            1,950                 *%
     Manager  (23)

                                                                 -9-

 Todd Teske, Software Engineer  (24)                3,800            2,250            1,550                 *%

 Craig Weiss, Senior Project                        4,372            2,250            2,122                 *%
     Manager  (25)

 Keith Crandell, former Director (26)              13,008           13,008                0                 0

 James Bernard, former Director (27)              154,434            3,000          151,434              3.22%

 Other Selling Stockholders (28)                  142,193           27,020          115,173               2.44

     *     Less than 1% of the outstanding Common Stock.

     (1) Includes shares of Common Stock subject to options which have not yet vested and therefore are not exercisable within 60 days of the date hereof, although such shares of Common Stock are not "beneficially owned" within the meaning of Section 13(d) of the Exchange Act.

     (2) Based upon 4,694,760 shares of Common Stock outstanding as of November 15, 1996, plus in the case of each Selling Stockholder assuming that all shares of Common Stock covered by this prospectus are sold and that no additional shares are purchased or sold by any Selling Stockholder.

     (3) Includes 500,000 shares held by the Matthew Rizai Family Limited Partnership and 262,344 shares issuable upon exercise of options.

     (4)   Includes 262,344 shares issuable upon exercise of options.

     (5) Consists of 4,166 shares owned by Davis, Brown, Koehn 401(k) Plan f/b/a Jamie A. Wade and 35,000 shares issuable upon exercise of options.

     (6)   Consists of shares issuable upon exercise of options.

     (7)   Includes 17,250 shares issuable upon exercise of options.

     (8)   Includes 17,250 shares issuable upon exercise of options.

     (9)   Includes 37,500 shares issuable upon exercise of options.

     (10)  Includes 4,500 shares issuable upon exercise of options.

     (11)  Consists of shares issuable upon exercise of options.

     (12)  Includes 3,000 shares issuable upon exercise of options.

     (13)  Consists of shares issuable upon exercise of options.

     (14)  Consists of shares issuable upon exercise of options.

     (15) Consists of 1,666 shares held jointly with Carl Jacobson and 7,500 shares issuable upon exercise of options.

     (16)  Includes 4,600 shares issuable upon exercise of options.

     (17)  Consists of shares issuable upon exercise of options.

     (18) Consists of 222 shares held jointly with Mary Lynch and 3,750 shares issuable upon exercise of options.

     (19)  Includes 8,250 shares issuable upon exercise of options.

     (20) Includes 1,111 shares held jointly with Mastafa Mikaili and Hajar Mahmoubian and 3,250 shares issuable upon exercise of options.

     (21) Consists of 3,000 shares issuable upon exercise of options and 5 shares held jointly with Anne Penn.

     (22)  Consists of shares issuable upon exercise of options.

     (23)  Consists of shares issuable upon exercise of options.

     (24)  Includes 3,750 shares issuable upon exercise of options.

     (25) Consists of 622 shares held jointly with Sue Weiss and 3,750 shares issuable upon exercise of options.

     (26) Consists of shares issuable upon exercise of options. Mr. Crandell's address is 610 South Stough, Hinsdale, Illinois 60521.

     (27) Includes 3,000 shares issuable upon exercise of options. Dr. Bernard's address is 2201 Timberland, Ames, Iowa 50014.

     (28) Includes 97 employees who own an aggregate of 15,143 shares and who hold options to purchase 127,050 shares of Common Stock. For each of these employees, the number of shares covered by this prospectus is fewer than 1,000.

                              PLAN OF DISTRIBUTION

     Any shares of Common Stock sold pursuant to this Prospectus will be sold by the Selling Stockholders for their own accounts and they will receive all proceeds from any such sales. The Company will receive none of the proceeds from the sale of shares of Common Stock which may be offered hereby but may receive funds upon the exercise of the stock options pursuant to which the Selling Stockholders will acquire shares of Common Stock covered by this Prospectus, which funds, if any, will be used by the Company for working
capital.   The Selling Stockholders have not advised the Company of any specific plans for distribution of the shares of the Common Stock covered by this Prospectus, but, if and when shares of Common Stock are sold, it is anticipated that shares of Common Stock will be sold from time to time primarily in transactions on Nasdaq at the market price then prevailing. Sales may also be made in negotiated transactions or otherwise, at prices related to such prevailing market price or otherwise. If shares of Common Stock are sold through brokers, the Selling Stockholders may pay customary brokerage commissions and charges. The Selling Stockholders may effect such transactions by selling shares of Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchaser of Common Stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Shares of Common Stock covered by this Prospectus may also be sold pursuant to Rule 144 under the Securities Act rather than pursuant to this Prospectus.

     In order to comply with certain state securities laws, if applicable, the Common Stock will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

                                  LEGAL OPINION

     The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Gardner, Carton & Douglas, Chicago, Illinois.

                                     EXPERTS

     The financial statements of the Company as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, incorporated by reference herein and elsewhere in the Registration Statement have been incorporated by reference herein and in the Registration Statement in reliance upon reports by Ernst & Young LLP, independent auditors, incorporated by reference herein and upon authority of such firm as experts in accounting and auditing.

                           ENGINEERING ANIMATION, INC.

                       REGISTRATION STATEMENT ON FORM S-8

                                     PART II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     There are hereby incorporated by reference in to this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission") by the Registrant:

           1. The Company's Prospectus, filed on or about February 28, 1996 pursuant to Rule 424(b) promulgated under the Securities Act;

           2. The description of Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A dated January 31, 1996 filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description; and

           3. The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

     In addition, each document filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

ITEM 4.        DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.        INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Certificate of Incorporation and by-laws provide that the Company shall, subject to certain limitations, indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

     Section 102 of the Delaware General Corporation Law ("DGCL") permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. DGCL Section 102 provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The

Company's Certificate of Incorporation includes a provision which eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

ITEM 7.        EXEMPTION FROM REGISTRATION CLAIMED.

     Certain unregistered securities were issued by the Company pursuant to the Plans prior to the effective date of this Registration Statement. Such securities were issued in reliance upon an exemption from registration provided by Rule 701 promulgated under the Securities Act or by Section 4(2) of the Securities Act. All such securities were issued to persons who were at such time employees or consultants of the Company and who were in possession of sufficient information to make an informed investment decision.

ITEM 8.        INDEX TO EXHIBITS.

     Exhibit Number      Description of Document
     --------------      -----------------------

          3.1            Certificate of Incorporation*

          3.2            By-laws*

          4.1            Amended and Restated 1994 Stock Option Plan*

          4.2            Non-Employee Directors Stock Option Plan*

          4.3 Option Agreement by and between the Company and Matthew M.. Rizai, dated February 11, 1995*

          4.4            Option Agreement by and between the Company and Martin
                         J. Vanderploeg, dated February 11, 1995*

          4.5            Option Agreement by and between the Company and Jay E.
                         Shannan, dated February 11, 1995*

          4.6            Option Agreement by and between the Company and Jeff D.
                         Trom, dated February 11, 1995*

          4.7            Option Agreement by and between the Company and Jamie
                         A. Wade, dated February 11, 1995*

          4.8 Option Agreement by and between the Company and Keith Crandell, dated November, 1995


          5.1 Opinion of Gardner, Carton & Douglas regarding legality of securities

          23.1           Consent of Ernst & Young LLP

          23.2 Consent of Gardner, Carton & Douglas (included in exhibit 5.1)

          24.1           Powers of Attorney (included on signature page)
_____________
* Incorporated by reference to the Registrant's Registration Statement on Form S-1 (33-80705).

ITEM 9.   UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any section, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-8 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF AMES, STATE OF IOWA, ON THIS 1ST DAY OF
NOVEMBER 1996.

                           ENGINEERING ANIMATION, INC.

                                   By:  /s/ Matthew M. Rizai
                                        --------------------------------------
                                                   Matthew M. Rizai
                                          CHAIRMAN, CHIEF EXECUTIVE OFFICER,
                                          PRESIDENT, TREASURER AND DIRECTOR

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENT, THAT EACH OF THE UNDERSIGNED HEREBY CONSTITUTES AND APPOINTS, JOINTLY AND SEVERALLY, MATTHEW M. RIZAI AND JAMIE A. WADE, OR EITHER OF THEM (WITH FULL POWER TO EACH OF THEM TO ACT ALONE), AS HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, EACH WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND ON HIS BEHALF TO SIGN, EXECUTE AND FILE THIS REGISTRATION STATEMENT AND ANY OR ALL AMENDMENTS (INCLUDING, WITHOUT LIMITATION, POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO AND NAY ALL DOCUMENTS REQUIRED TO BE FILED WITH RESPECT THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY REGULATORY AUTHORITY, GRANTING UNTO SUCH ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN CONNECTION THEREWITH AND ABOUT THE PREMISES IN ORDER TO EFFECTUATE THE SAME AS FULLY TO ALL INTENTS AND PURPOSES
AS HE MIGHT OR COULD DO IF PERSONALLY PRESENT, HEREBY RATIFYING AND CONFIRMING ALL THAT SUCH ATTORNEYS-IN-FACT AND AGENTS, OR ANY OF THEM, OR HIS OR THEIR SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE.

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THIS 1ST DAY OF NOVEMBER, 1996.

SIGNATURES                             TITLE
----------                             -----

/s/ Matthew M. Rizai                   Chairman, Chief Executive Officer,
-----------------------------          President, Treasurer and Director
Matthew M. Rizai                       (Principal Executive Officer)


/s/ Martin J. Vanderploeg              Executive Vice President and Director
-----------------------------
Martin J. Vanderploeg


/s/ Michael K. Jewell                  Vice President of Finance and Chief
-----------------------------          Financial Officer (Principal
Michael K. Jewell                      Financial and Accounting Officer)


/s/ Jamie A. Wade                      Vice President of Administration,
-----------------------------          General Counsel, Secretary and
Jamie A. Wade                          Director


/s/ Michael Crow                       Director
-----------------------------
Michael Crow


/s/ Laurence J. Kirshbaum              Director
-----------------------------
Laurence J. Kirshbaum

                                INDEX TO EXHIBITS.

Exhibit Number      Description of Document
--------------      -----------------------

     3.1            Certificate of Incorporation*
     3.2            By-laws*
     4.1            Amended and Restated 1994 Stock Option Plan*
     4.2            Non-Employee Directors Stock Option Plan*
     4.3            Option Agreement by and between the Company and Matthew M..
                    Rizai, dated February 11, 1995*
     4.4            Option Agreement by and between the Company and Martin J.
                    Vanderploeg, dated February 11, 1995*
     4.5            Option Agreement by and between the Company and Jay E.
                    Shannan, dated February 11, 1995*
     4.6            Option Agreement by and between the Company and Jeff D.
                    Trom, dated February 11, 1995*
     4.7            Option Agreement by and between the Company and Jamie A.
                    Wade, dated February 11, 1995*
     4.8 Option Agreement by and between the Company and Keith Crandell, dated November, 1995
     5.1            Opinion of Gardner, Carton & Douglas regarding legality of securities
    23.1            Consent of Ernst & Young LLP
    23.2            Consent of Gardner, Carton & Douglas
                    (included in exhibit 5.1)
    24.1            Powers of Attorney (included on signature page)
_____________
* Incorporated by reference to the Registrant's Registration Statement on Form S-1 (33-80705).

                                       E-1